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                                                                    Exhibit 23.1



                          Independent Auditors' Consent



The Board of Directors
Stonepath Group, Inc.:


         We consent to the use of our report dated March 20, 2002, with respect to the consolidated balance sheets of Stonepath Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2001, and our report dated March 28, 2002 with respect to the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                                              KPMG LLP

Philadelphia, Pennsylvania
July 31, 2002